Exhibit 10.2

TFS FINANCIAL CORPORATION

MANAGEMENT INCENTIVE COMPENSATION PLAN

TFS Financial Corporation

Management Incentive Compensation Plan

Article 1. Purpose and Intent

The purpose of this “TFS Financial Corporation Management Incentive Compensation Plan” (the “Plan”) is to reward certain of its senior executive officers for achieving short and long term goals established by the Company and attracting and rewarding such persons who do contribute to the Company’s success. This Plan provides annual and long-term incentive compensation based on the annual or long-term performance of the Company measured by objective corporate financial performance measures. The intent of the Plan is to provide “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

Article 2. Definitions

For purposes of the Plan, the following terms shall have the following meanings:

Section 2.1        “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

Section 2.2         “Annual Incentive Award” means an Award to a Covered Employee pursuant to Article 5 and which covers a period of time equal to or less than twelve (12) months.

Section 2.3         “Award” means, individually or collectively, a grant under this Plan of Annual Incentive Awards or Long-Term Incentive Awards, in each case subject to the terms of this Plan.

Section 2.4         “Award Agreement” means a written or electronic document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.

Section 2.5         “Board” or “Board of Directors” means the Board of Directors of the Company.

Section 2.6         “Code” means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall be deemed to include references to any applicable regulations and interpretations thereunder and any successor or similar provision.

Section 2.7         “Committee” means all of the members of the Compensation Committee of the Board, or any other committee delegated by the Board to handle compensation matters, who are Outside Directors.

Section 2.8         “Company” means TFS Financial Corporation, a Federal corporation, and any successor thereto.

Section 2.9         “Covered Employee” for a Plan Year means any Employee of the Company who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Plan Year, or (ii) the end of the period that is twenty-five percent (25%) of the period of service during which the performance goals must be satisfied.

Section 2.10         “Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries.

Section 2.11         “Long-Term Incentive Award” means an award granted to a Covered Employee pursuant to Article 6 and which covers a Long-Term Performance Period.

Section 2.12         “Long-Term Performance Period” means a period of time greater than twelve (12) months during which performance goal(s) based on one or more Performance Measures must be met.

Section 2.13         “Outside Director” means an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.

Section 2.14         “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees as “performance-based compensation”.

Section 2.15         “Performance Measures” means measures as described in Section 7.1 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Long-Term Incentive Awards as Performance-Based Compensation. With respect to any annual Incentive Award or Long-Term Incentive Award made as a Covered Employee in any Plan year, Performance measures necessary to achieve said Award shall be identified and disclosed to such Employee within the shorter of (i) ninety (90) days after the beginning of the Plan year or (ii) the end of the Period that is twenty-five percent (25%) of the period of service during which the Performance Measures must be satisfied.

Section 2.16         “Plan Year” means the shorter of (i) the fiscal year of the Company, or (ii) a Covered Employee’s period of service during the applicable year.

Section 2.17         “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

Article 4. Applicable Limits

Section 4.1         Annual Incentive Awards. The maximum aggregate amount awarded or credited with respect to Annual Incentive Awards to any one Covered Employee in any one Plan Year may not exceed three million dollars ($3,000,000).

Section 4.2         Long-Term Incentive Awards. The maximum aggregate amount awarded or credited with respect to Long-Term Incentive Awards to any one Covered Employee in any one Plan Year may not exceed six million dollars ($6,000,000).

Article 5. Covered Employee Annual Incentive Award

Section 5.1         Grant of Annual Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at the beginning of each semi-annual performance period during the Plan Year or each Plan Year, may grant Annual Incentive Awards to Covered Employees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

Section 5.2         Value of Annual Incentive Awards. Each Annual Incentive Award shall be set forth in an Award Agreement which shall specify a payment amount or payment range as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measures. The Committee may establish performance goals in its discretion. The number and/or value of Annual Incentive Awards that will be paid out to the Covered Employee will depend on the extent to which the performance goals are met during the semi-annual performance period during the Plan Year or each Plan Year, as applicable.

Section 5.3         Payment of Annual Incentive Awards. Payment, if any, with respect to an Annual Incentive Award shall be made after the semi-annual performance period during the Plan Year or the Plan Year, as applicable, to which it relates and after the Committee has certified the performance achieved and the amount to be paid, if any, to each Covered Employee for that semi-annual performance period during the Plan Year’s or the Plan Year’s, as applicable, Annual Incentive Awards. Such payment shall be made no later than the fifteenth (15th) day of the third month following the end of the Plan Year to which the Annual Incentive Awards relate. However, the Committee may require a Covered Employee to defer receipt of the payment of cash that would otherwise be payable to the Covered Employee. If any such deferral is required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Any such deferral shall be made in a manner that complies with Code Section 409A.

Section 5.4         Termination of Employment. The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Annual Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Covered Employee, but need not be uniform among all Annual Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 6. Long-Term Incentive Awards

Section 6.1         Grant of Long-Term Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Long-Term Incentive Awards to Covered Employees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

Section 6.2         Value of Long-Term Incentive Awards. Each Long-Term Incentive Award shall be set forth in an Award Agreement which shall specify a payment amount or payment range as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measures. The Committee may establish performance goals in its discretion. The number and/or value of Long-Term Incentive Awards that will be paid out to the Covered Employee will depend on the extent to which the performance goals are met during the applicable Long-Term Performance Period.

Section 6.3         Payment of Long-Term Incentive Awards. Payment, if any, with respect to a Long-Term Incentive Award shall be made as soon as possible following the conclusion of the Long-Term Performance Period to which it relates and after the Committee has certified the level of performance achieved during such Long-Term Performance Period and the payments to the Covered Employees based on such level of performance, but in no event later than the fifteenth (15th ) day of the third month following the end of the Plan Year in which the Long-Term Performance Period ended. However, the Committee may require a Covered Employee to defer receipt of the payment of cash that would otherwise be payable to the Covered Employee. If any such deferral is required, the

Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Any such deferral shall be made in a manner that complies with Code Section 409A.

Section 6.4         Termination of Employment. The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Long-Term Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Covered Employee, but need not be uniform among all Long-Term Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 7. Performance Measures

Section 7.1         Performance Measures. Performance-Based Compensation will be paid solely on account of the attainment of one or more pre-established, objective performance goals. A performance goal will be considered pre-established if it is established in writing by the Committee no later than 90 days after the commencement of the period of service to which the goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the goal. However, in no event will the performance goal be considered pre-established if it is established after twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the goal is established) has elapsed. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Section 7.1, the performance goals upon which the payment or vesting of an Annual Incentive Award or a Long-Term Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	basic earnings per Share;

(b)	basic cash earnings per Share;

(c)	diluted earnings per Share;

(d)	diluted cash earnings per Share;

(e)	net income;

(f)	cash earnings;

(g)	net interest income;

(h)	non-interest income;

(i)	general and administrative expense to average assets ratio;

(j)	cash general and administrative expense to average assets ratio;

(k)	efficiency ratio;

(l)	cash efficiency ratio;

(m)	return on average assets;

(n)	cash return on average assets;

(o)	return on average stockholders’ equity;

(p)	cash return on average stockholders’ equity;

(q)	return on average tangible stockholders’ equity;

(r)	cash return on average tangible stockholders’ equity;

(s)	core earnings;

(t)	operating income;

(u)	operating efficiency ratio;

(v)	net interest rate spread;

(w)	growth in assets, loans (including home equity lines of credit), or deposits;

(x)	loan production volume;

(y)	non-performing loans;

(z)	cash flow;

(aa)	capital preservation (core or risk-based);

(bb)	interest rate risk exposure – net portfolio value;

(cc)	interest rate risk – sensitivity;

(dd)	liquidity parameters;

(ee)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(ff)	stock price (including, but not limited to, growth measures and total shareholder return); or

(gg)	any combination of the foregoing.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (ff) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7.

Section 7.2         Evaluation of Performance. The Committee may provide in any such Annual Incentive Award or Long-Term Incentive Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. These inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Section 7.3         Adjustment of Performance-Based Compensation. Annual Incentive Awards and Long-Term Incentive Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Section 7.4         Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Annual Incentive Awards or Long-Term Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 7.1.

Article 8. Beneficiary Designation

Each Covered Employee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Covered Employee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Covered Employee in writing with the Company during the Covered Employee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Covered Employee’s death shall be paid to the Covered Employee’s estate.

Article 9. Stockholder Approval

The effectiveness of the Plan is subject to its approval and ratification by the stockholders of the Company to the extent required by Section 162(m)(4)(C)(ii) of the Code.

Article 10. Amendment, Modification, and Termination of the Plan.

The Board may amend, modify, or terminate the Plan at any time, provided that no amendment, modification, or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification, or termination.

Article 11. General Provisions

Section 11.1         Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Covered Employee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Section 11.2         Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 11.3         Forfeiture Events.

(a)         The Committee may specify in an Award Agreement that the Covered Employee’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Covered Employee’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Covered Employee, or other conduct by the Covered Employee that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)         If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Covered Employee knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Covered Employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Covered Employee shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

Section 11.4         Deferrals. The Committee may postpone the payment of Awards, or take any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, Subsidiary and/or Affiliate anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s, Affiliate’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).

Section 11.5         Unfunded Plan. Covered Employees shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Covered Employee, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

Section 11.6         Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

Section 11.7         Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

Section 11.8         Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Section 11.9         Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Covered Employee.

Section 11.10         No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan; or , (iii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 11.11         Compliance with Code Section 409A.

(a)         In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Covered Employees of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Covered Employee or any of his beneficiaries or transferees.

(b)         Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) are permitted under this Plan

(c)         Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i)         Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A-1(b)(4)(ii), at grant of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(ii)         Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Covered Employee’s separation from service , the Covered Employee’s becoming disabled, the Covered Employee’s death, at a time or in a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency. (For these purposes, a separation from service will be deemed to have occurred where the reasonably anticipated level of bona fide services performed by the Employee is 49% or less of the average level of bona fide services performed by the Covered Employee over the immediately preceding 36 months.)

(iii)         Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(iv)         Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Covered Employee’s separation from service, the Covered Employee becomes disabled, the Covered Employee’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(d)         Additional Requirements. Notwithstanding anything to the contrary in this Plan:

(i)         To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Covered Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Covered Employee’s “separation from service” within the meaning of Section 409A; and

(ii)         A Covered Employee shall not be entitled to any payments resulting from or arising due to a “termination of employment”, “termination” or “retirement” (or other similar term having a similar import) unless (and until) such Covered Employee has “separated from service” within the meaning of Section 409A

Section 11.12         Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction, except to the superseded by federal law. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

Section 11.13         Effective Date. The effective date of the Plan shall be April 1, 2008.